Exhibit 10.1

LUFKIN INDUSTRIES, INC.
2008 VARIABLE COMPENSATION PLAN

Policy:
A Variable Compensation Plan for 2008 has been established and approved for designated participants to encourage sustained high performance and continued employment with the Company. In order for the 2008 Variable Compensation Plan to be operational, the Company's performance must clear established hurdles. The triggering mechanism for the plan is a percent of shareholders' equity goal. In 2008 the hurdle is 9% return on average equity from operational earnings before adjustments for LIFO inventory and Pension Income. This equates to approximately $57.1 million pretax profits from operations and $37.1 million after tax profits from operations (excluding "other income").

Individual Participation:
Anticipating that the Company's performance objectives are attained in 2008 for purposes of this Plan, designated individuals may participate by achieving their established divisional, departmental and personal goals. Each participant will be provided with an Individual Incentive Plan, which describes their variable compensation opportunities and the corresponding goals that must be obtained.

Establishment of Goals:
The establishment of an individual's goals should be consistent with the Company's overall budget and business plan for 2008. Additionally, every goal established for an individual will be illustrated as having three separate attainment levels for purposes of measurement. The three attainment levels will be identified as: (1) Threshold, (2) Target and  (3) Maximum.

Individual Opportunity:

	Opportunity as a % of Base Salary
	Threshold	Target	Maximum
Tier I	36	58	116
Tier II	30	50	100
Tier III	20	30	41
Tier IV	15	25	35
Tier V	8	15	22

Measurement of Objectives:
Individual and unit measurements should:
1.	Relate to the goals and objectives of the Company.
2.	Be perceived as equitable and valid measures of job performance.
3.	Quantifiable to the extent possible.

Awards to Plan Participants:
Awards to participants of this plan will be made based upon:
1.	The level of accomplishment of assigned goals and objectives.
2.	Overall contribution to the Company's performance.
3.	Consistency within the framework of the Plan.
4.	Extraordinary financial items (both favorable and unfavorable) will not be considered as part of performanceinformation.
5.
President reserves the right, subject to approval from the Compensation Committee, to reduce or forfeit any participant's award if he believes the individual or unit's performance does not truly reflect the award generated by this plan.

6.
President may recommend, with the approval of the Compensation Committee, an incentive award to a participant or other key employee if, in his opinion, the calculated award does not truly reflect the participant's contribution to the company.

Plan Administration:
1.	Participation in the Variable Compensation Plan does not constitute an employment contract.
2.	Participation in the Variable Compensation Plan does not guarantee participation in any subsequent year.
3.	All participants are advised that their participation in this plan must be held strictly confidential.